Exhibit (g)(7)

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

December 31, 2020

Ladies and Gentlemen:

Reference is made to the Custodian Agreement between State Street Bank and Trust Company and State Street Master Funds (the “Trust”) dated March 1, 2000, as amended (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice of the creation of two additional portfolios of the Trust (the “New Portfolios”):

Portfolio	Effective Date
• State Street International Developed Equity Index Portfolio	April 14, 2016
• State Street ESG Liquid Reserves Portfolio	May 17, 2019

We request that you act as the New Portfolio’s Custodian under the Agreement. As compensation for such services, you shall be entitled to receive from the New Portfolio the annual fee reflected on the fee schedule to the Agreement.

Please be advised that, pursuant to the Agreement, the undersigned Trust is providing notice that the following funds have been liquidated and are removed from the Schedule of Series:

Portfolio Name	Effective Date
State Street Tax Free Money Market Portfolio	December 15, 2015
State Street Equity 500 Index Portfolio	June 17, 2019

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the Trust and retaining one copy for your records.

Very Truly Yours,

State Street Master Funds

By:	/s/ Ellen M. Needham
Ellen M. Needham
President

Accepted:

State Street Bank and Trust Company

By:	/s/ James Hill
James Hill
Managing Director